Exhibit 10.4

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into this 14th day of September, 2007, by and between MOVIE GALLERY US, LLC, a Delaware limited liability company (the “Company”), and [EXECUTIVE] (the “Employee”).

WITNESSETH:

WHEREAS, the Company and Employee entered into that certain Executive Employment Agreement, dated [DATE] (the “Agreement”), providing for the employment of Employee as [TITLE];

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree to amend the Agreement as follows:

1. Section 2C of the Agreement is hereby removed and deleted in its entirety, and a new Section 2C is hereby added in its place and stead as follows:

“C. Change of Control means the occurrence of any of the following events:

(i) Merger or consolidation where the Company is not the consolidated, continuing or surviving company;

(ii) Transfer of all or substantially all of the assets or stock of the Company; or

(iii) Change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date thereof, and any person or persons acting in concert (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial holder directly or indirectly of securities of the Company representing fifty percent (50%) or more of the combined voting power of Company’s then outstanding securities.”

2. Section 2F of the Agreement is hereby removed and deleted in its entirety, and a new Section 2F is hereby added in its place and stead as follows:

“F. Constructive Termination means a separation from service with the Company during the Term due to Employee’s resignation within a period of two years after the occurrence of one of the following without Employee’s consent: (i) a material diminution in Employee’s base salary or target annual bonus, (ii) a material diminution in Employee’s authority, duties or responsibilities from those in which Employee was engaged as [TITLE] of the Company on the Effective Date, (iii) a material change in the primary geographic location at which Employee provides services to the Company, or (iv) any material breach by the Company of this Agreement; provided, however that any such event shall constitute Constructive Termination only if (i) Employee provides initial notice of the Constructive Termination event to the Company within 90 days after the date of the event giving rise to Constructive Termination and (ii) the Company fails to cure the event giving rise to the Constructive Termination within 30 days after its receipt of Employee’s initial notice of such event.”

3. Section 2[_] of the Agreement is hereby removed and deleted in its entirety, and a new Section 2[_] is hereby added in its place and stead as follows:

“[__]. Termination With Cause means the termination of this Agreement and Employee’s separation from service with the Company during the Term, only for the following:

(i) Theft or embezzlement with regard to material property of the Company;

(ii) Criminal conviction punishable by imprisonment;

(iii) Material breach by Employee of any of his duties or obligations under this Agreement; or

(iv) Gross insubordination.”

4. Section 2[_] of the Agreement is hereby removed and deleted in its entirety, and a new Section 2[_] is hereby added in its place and stead as follows:

“[__]. Termination Without Cause means a termination by the Company of this Agreement and Employee’s separation from service with the Company during the Term which is not a result of Termination With Cause, a Voluntary Termination or a Constructive Termination, including the expiration of the Term as a result of the Company electing not to renew this Agreement at the end of the Initial Term or any Renewal Term.”

5. Section 2[_] of the Agreement is hereby removed and deleted in its entirety, and a new Section 2[_] is hereby added in its place and stead as follows:

“[__]. Triggering Event means Employee’s separation from service with the Company during the Term due to (i) a Termination Without Cause or (ii) a Constructive Termination.”

6. Section 5C(ii) of the Agreement is hereby removed and deleted in its entirety, and a new Section 5C(ii) is hereby added in its place and stead as follows:

“(ii). For purposes of this Agreement, the term Severance Amount shall mean the following: (a) if a Triggering Event occurs within one hundred eighty (180) days following the date of a Change of Control, or if it can reasonably be shown that it is in any way related to, results from, arises out of, or is in connection with a Change of Control, the Severance Amount shall be an amount equal to one and one-half (1 1/2) times Employee’s Base Salary; or (c) if a Triggering Event otherwise occurs, the Severance Amount shall be an amount equal to one (1) times Employee’s Base Salary.”

7. Section 5C(iii) of the Agreement is hereby removed and deleted in its entirety, and a new Section 5C(iii) is hereby added in its place and stead as follows:

“(iii). If the Severance Amount payable pursuant to this Section is an amount equal to one and one-half (1 1/2) times Employee’s Base Salary, then the Severance Amount shall be paid within thirty (30) days of the date of the Triggering Event. Otherwise, the Severance Amount payable pursuant to this Section shall be paid over the 12-month period following the Triggering Event in accordance with the Company’s payroll practices and procedures in effect at the time of the Triggering Event; provided, however that in the event that any payment would be made after two and one half (2 1/2) months following the end of the calendar year in which Employee’s employment with the Company is terminated, then such severance pay shall be pro-rated such that no payment would be made after two and one-half (2 1/2) months following the end of the calendar year in which Employee’s employment with the Company is terminated.”

8. Section [__] of the Agreement is hereby removed and deleted in its entirety, and a new Section [__] is hereby added in its place and stead as follows:

“[__]. General Provisions. This Agreement shall be governed by and construed under the laws of the State of Alabama, without giving effect to its conflict of law principles. The terms of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, and successors. Neither party may assign his or its rights and obligations under this Agreement to any other party.”

9. This amendment shall be effective as of the date set forth above.

10. In all other respects, the Agreement is hereby ratified and affirmed.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Employment Contract on the day and year first above written.

Movie Gallery US, LLC

/s/ [WITNESS]	/s/ [AUTHORIZED OFFICER]
Witness	[Authorized Officer]
[Title]

/s/ [WITNESS]	/s/ [EXECUTIVE]
Witness	[Executive]